Exhibit 15.1

Yu Certified Public Accountant PC

Professionalism, Expertise, Integrity

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statements on Form S-8 of our report dated May 14, 2024, relating to the consolidated financial statements of Borqs Technologies Inc., its subsidiaries and its consolidated variable interest entities (the “Group”) as of December 31, 2023 and 2022, and for each of the three years for the period ended December 31, 2023, in which our report expresses an unqualified opinion and includes explanatory paragraphs relating to substantial doubt on the Company’s ability to continue as a going concern, appearing in this Annual Report on Form 20-F of the Group for the year ended December 31, 2023.

/s/ Yu Certified Public Accountant P.C.
New York, New York
May 14, 2024